Exhibit 99.1
TIME INC. ANNOUNCES STRATEGIC TRANSFORMATION PROGRAM
AND REPORTS SECOND QUARTER 2017 RESULTS
Strategic Transformation Program Has Already Targeted More than $400 Million of Run-Rate Cost Savings
Management Projects a Minimum Range of $500 Million to $600 Million of
Adjusted OIBDA within 3 to 4 Years*
Transformation Program Includes Reinvestment in Core Growth Areas Including Native and Branded Content, Video, Data & Targeting, Paid Products & Services and Brand Extensions
Second Quarter Operating Loss of $38 Million Principally due to Goodwill Impairment
and Restructuring and Severance Charges
Second Quarter Adjusted OIBDA of $88 million; Roughly Flat Year-Over-Year
Management Reaffirms 2017 Outlook for Adjusted OIBDA
NEW YORK, August 8, 2017 - Time Inc. (NYSE:TIME) reported financial results for its second quarter ended June 30, 2017. Time Inc. President and CEO Rich Battista said, “I am pleased with our second quarter Adjusted OIBDA of $88 million, which was roughly flat year-over-year. Our revenues continued to be impacted by disruption through the first half of 2017, as we said on our last call. Despite that revenue disruption, we executed in a highly disciplined way, which enabled us to beat Adjusted OIBDA expectations. The third quarter represents an important turning point for the Company as we are seeing strong momentum and sequential improvement of year-over-year trends for total advertising revenues. Today, we are reaffirming our 2017 Adjusted OIBDA outlook.”
Battista continued: “On our last earnings call, we outlined aggressive actions—building on what we had accomplished to date—to reduce costs, expand margins, rationalize our portfolio and extend our brands into new growth revenue streams. We’ve been moving with speed and, most significantly, we are announcing today, a strategic transformation program based on a thorough review of Time Inc.’s business. Through this review, we have greater confidence in our path to accelerate the optimization of costs and revenue growth drivers. We have already targeted more than $400 million of run-rate cost savings, with the majority of initiatives expected to be implemented over the course of the next 18 months. We plan to use a portion of these savings to invest in our future in key growth areas including native and branded content, video, data and targeting, paid products and services, and brand extensions. With this program, we expect to realize significant cost savings and reinvest in our future, and we see a path to a minimum range of $500 million to $600 million of Adjusted OIBDA within the next three to four years.”

Results Summary
In millions (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP Measures
Revenues	$694	$769	$1,330	$1,459
Operating income (loss)	(38)	50	(64)	47
Net income (loss) attributable to Time Inc.	(44)	18	(72)	8
Diluted EPS	(0.44)	0.18	(0.72)	0.08
Cash provided by (used in) operations	36	79	51	27

Non-GAAP Measures
Adjusted OIBDA	$88	$89	$111	$132
Adjusted Net income (loss)	13	22	(5)	11
Adjusted Diluted EPS	0.13	0.22	(0.05)	0.11
Free cash flow	16	53	10	(34)

The Company’s Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through V attached hereto.

*Adjusted OIBDA does not include the impact of any potential divestitures.

SECOND QUARTER RESULTS
Revenues decreased $75 million, or 10%, in the second quarter of 2017 from the year-earlier quarter to $694 million reflecting declines in Advertising revenues and Circulation revenues. The stronger U.S. dollar relative to the British pound had an $11 million adverse impact on Revenues for the quarter ended June 30, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Revenues would have decreased 8%.
Advertising Revenues decreased $52 million, or 12%, in the second quarter of 2017 from the year-earlier quarter to $374 million primarily due to a decrease in Print and other advertising revenues, driven by fewer advertising pages sold as a result of the continuing secular trend of advertisers shifting advertising spending from print to other media and lower average price per page of advertising sold. In addition, we believe our Advertising revenues were negatively impacted by the public speculation about the ownership of the Company and the trailing effect of the disruption from the reorganization of our advertising sales force. Although the secular print declines are expected to continue, there is encouraging improvement in Print and other advertising for the third quarter of 2017. Additionally, Digital advertising revenues decreased 2% primarily due to a major customer undergoing an agency review, partially offset by an increase in sales of native and branded content advertising, programmatic sales and video. The stronger U.S. dollar relative to the British pound had a $4 million adverse impact on Advertising revenues for the quarter ended June 30, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Advertising revenues would have decreased 11%.
Circulation Revenues decreased $29 million, or 12%, in the second quarter of 2017 from the year-earlier quarter to $207 million as a result of the continued shift in consumer preferences from print to digital media and fewer issues served to customers, primarily due to a change in frequency in 2017. The stronger U.S. dollar relative to the British pound had a $5 million adverse impact on Circulation revenues for the quarter ended June 30, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Circulation revenues would have decreased 10%.
Other Revenues, which include marketing and support services provided to third parties, book publishing, events and licensing, increased $6 million, or 6%, in the second quarter of 2017 from the year-earlier quarter to $113 million due to an increase in content licensing and book publishing, primarily related to bookazines partially offset by a decline related to events. The stronger U.S. dollar relative to the British pound had a $2 million adverse impact on Other revenues for the quarter ended June 30, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Other revenues would have increased 7%.

Revenues Summary
In millions	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change

Print and other advertising	$249	$299	(17)%	$461	$569	(19)%
Digital advertising	125	127	(2)%	244	217	12%
Advertising revenues	374	426	(12)%	705	786	(10)%

Subscription	141	154	(8)%	281	315	(11)%
Newsstand	58	74	(22)%	114	142	(20)%
Other circulation	8	8	—%	17	17	—%
Circulation revenues	207	236	(12)%	412	474	(13)%

Other revenues	113	107	6%	213	199	7%

Revenues	$694	$769	(10)%	$1,330	$1,459	(9)%

Costs of Revenues and Selling, General and Administrative Expenses decreased $73 million, or 11%, in the second quarter of 2017 from the year-earlier quarter to $614 million. The decrease in Costs of revenues and Selling, general and administrative expenses was driven by the benefits realized from previously announced cost savings initiatives and lower printing, production and distribution costs driven by lower paper volume and prices. Additionally, included in Selling, general and administrative expenses were $8 million and $7 million of Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs for the quarters ended June 30, 2017 and 2016, respectively. These costs have been excluded from our Adjusted OIBDA calculation. The stronger U.S. dollar relative to the British pound had a $9 million favorable impact on Costs of revenues and Selling, general and administrative expenses for the quarter ended June 30, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Costs of revenues and Selling, general and administrative expenses would have decreased 9%.

Restructuring and Severance Costs increased $21 million in the second quarter of 2017 from the year-earlier quarter to $31 million due to cost re-engineering initiatives undertaken during the quarter ended June 30, 2017, primarily related to headcount reductions.
Asset Impairments were $5 million related to a definite-lived tradename and a customer relationship intangible asset for the three months ended June 30, 2017 and $1 million for the three months ended June 30, 2016.
Goodwill Impairment was a noncash pretax charge of $50 million for the three months ended June 30, 2017. This noncash charge was the result of a significant reduction in revenues and operating cash flows of certain reporting units due to industry consolidation, stronger competition and slower revenue growth than anticipated. There was no Goodwill impairment charge during the three months ended June 30, 2016.
(Gain) Loss on Operating Assets, Net was $2 million and $13 million for the three months ended June 30, 2017 and 2016, respectively. This decrease is primarily related to an $11 million pretax gain recognized related to the sale of This Old House that was completed in the second quarter of 2016.
Operating Income (Loss) was a loss of $38 million and income of $50 million for the quarters ended June 30, 2017 and 2016, respectively. The decrease in Operating loss was primarily driven by declines in Advertising revenues and Circulation revenues, Goodwill and Asset impairment charges and higher Restructuring and severance costs, partially offset by the benefits of lower Costs of revenues and Selling, general and administrative expenses.
Adjusted OIBDA was $88 million and $89 million for the quarters ended June 30, 2017 and 2016, respectively.
Cash Provided By (Used In) Operations was an inflow of $36 million for the quarter ended June 30, 2017 versus an inflow of $79 million for the year-earlier period.
Free Cash Flow was an inflow of $16 million in the second quarter of 2017 versus an inflow of $53 million for the year-earlier quarter, primarily reflecting a decrease in Cash provided by (used in) operations offset by lower Capital expenditures.
On August 8, 2017, our Board of Directors declared a dividend of $0.04 per common share to stockholders of record as of the close of business on August 31, 2017, payable on September 15, 2017.
CONFERENCE CALL WEBCAST
The Company’s conference call can be heard live at 8:30 am E.T. on Tuesday, August 8, 2017.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations
Jaison Blair (212) 522-5952
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES
Time Inc. utilizes Operating income (loss) excluding Depreciation and Amortization of intangible assets ("OIBDA"), Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow, among other measures, to evaluate the performance of its business and its liquidity. We believe that the presentation of these measures helps investors to analyze underlying trends in our business and to evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market. We believe that these measures provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our liquidity and our ability to service our debt.
Some limitations of OIBDA, Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow are that they do not reflect certain charges that affect the operating results of the Company's business and they involve judgment as to whether items affect fundamental operating performance.
A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. OIBDA, Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow should be considered in addition to, not as a substitute for, the Company's Operating income (loss), Net income (loss) attributable to Time Inc., Diluted net income (loss) per common share and various cash flow measures (e.g., Cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.
In addition, this earnings release includes comparisons that exclude the impacts of foreign currency exchange rate changes. These comparisons, which are non-GAAP measures, are calculated by assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates. We believe this provides useful supplemental information regarding our results of operations, consistent with how we evaluate our own performance.
ABOUT TIME INC.
Time Inc. (NYSE:TIME) is a leading multi-platform consumer media company that engages over 170 million consumers globally every month. The company's influential brands include PEOPLE, TIME, FORTUNE, SPORTS ILLUSTRATED, INSTYLE, REAL SIMPLE, SOUTHERN LIVING and TRAVEL + LEISURE, as well as approximately 60 diverse international brands. Time Inc. offers marketers a differentiated proposition in the marketplace by combining its powerful brands, trusted content, audience scale, direct relationships with consumers and unique first-party data. The company is home to growing media and platforms, including digital video, OTT, television, licensing, paid products and services and celebrated live events, such as the TIME 100, FORTUNE Most Powerful Women, PEOPLE’s Sexiest Man Alive, SPORTS ILLUSTRATED’s Sportsperson of the Year, the ESSENCE Festival and the FOOD & WINE Classic in Aspen.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	June 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$269	$296
Short-term investments	—	40
Receivables, less allowances of $186 and $203 at June 30, 2017 and December 31, 2016, respectively	417	543
Inventories, net of reserves	27	31
Prepaid expenses and other current assets	133	110
Total current assets	846	1,020

Property, plant and equipment, net	315	304
Intangible assets, net	814	846
Goodwill	2,043	2,069
Other assets	69	66
Total assets	$4,087	$4,305

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$531	$598
Deferred revenue	396	403
Current portion of long-term debt	7	7
Total current liabilities	934	1,008

Long-term debt	1,217	1,233
Deferred tax liabilities	171	210
Deferred revenue	78	86
Other noncurrent liabilities	326	328

Redeemable noncontrolling interests	1	—

Stockholders' equity
Common stock, $0.01 par value, 400 million shares authorized; 99.58 million and 98.95 million shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,529	12,548
Accumulated deficit	(10,804)	(10,732)
Accumulated other comprehensive loss, net	(366)	(377)
Total Time Inc. stockholders' equity	1,360	1,440
Equity attributable to noncontrolling interests	—	—
Total stockholders' equity	1,360	1,440
Total liabilities and stockholders' equity	$4,087	$4,305

TIME INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Advertising
Print and other advertising	$249	$299	$461	$569
Digital advertising	125	127	244	217
Total advertising revenues	374	426	705	786
Circulation
Subscription	141	154	281	315
Newsstand	58	74	114	142
Other circulation	8	8	17	17
Total circulation revenues	207	236	412	474
Other	113	107	213	199
Total revenues	694	769	1,330	1,459
Costs of revenues
Production costs	146	165	281	324
Editorial costs	82	96	165	188
Other	73	69	138	114
Total costs of revenues	301	330	584	626
Selling, general and administrative expenses	313	357	645	722
Amortization of intangible assets	19	20	39	41
Depreciation	15	14	28	27
Restructuring and severance costs	31	10	47	11
Asset impairments	5	1	5	1
Goodwill impairment	50	—	50	—
(Gain) loss on operating assets, net	(2)	(13)	(4)	(16)
Operating income (loss)	(38)	50	(64)	47
Bargain purchase (gain)	—	2	—	(3)
Interest expense, net	17	18	34	35
Other (income) expense, net	2	1	4	7
Income (loss) before income taxes	(57)	29	(102)	8
Income tax provision (benefit)	(13)	11	(30)	—
Net income (loss)	(44)	18	$(72)	$8
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	—
Net income (loss) attributable to Time Inc.	$(44)	$18	$(72)	$8

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$(0.44)	$0.18	$(0.72)	$0.08
Weighted average basic common shares outstanding	99.71	100.56	99.67	100.42
Diluted net income (loss) per common share	$(0.44)	$0.18	$(0.72)	$0.08
Weighted average diluted common shares outstanding	99.71	101.25	99.67	100.94
Cash dividends declared per share of common stock	$0.04	$0.19	$0.23	$0.38

TIME INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2017	2016
Cash provided by (used in) operations	$51	$27
Cash provided by (used in) investing activities	(27)	(164)
Cash provided by (used in) financing activities	(52)	(186)
Effect of exchange rate changes on Cash and cash equivalents	1	(8)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(27)	(331)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	296	651
CASH AND CASH EQUIVALENTS, END OF PERIOD	$269	$320

Schedule I
TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating income (loss)	$(38)	$50	$(64)	$47
Depreciation	15	14	28	27
Amortization of intangible assets	19	20	39	41
OIBDA(1)	(4)	84	3	115
Asset impairments	5	1	5	1
Goodwill impairment	50	—	50	—
Restructuring and severance costs	31	10	47	11
(Gain) loss on operating assets, net(2)	(2)	(13)	(4)	(16)
Other costs(3)	8	7	10	21
Adjusted OIBDA(4)	$88	$89	$111	$132
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)
(Gain) loss on operating assets, net primarily reflects the recognition of a gain on sale of certain of our titles and of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(3)
Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(4)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; (Gain) loss on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs.

Schedule II
TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(Unaudited; in millions)

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss) attributable to Time Inc.	$(57)	$13	$(44)	$29	$(11)	$18
Asset impairments	5	(2)	3	1	—	1
Goodwill impairment	50	(19)	31	—	—	—
Restructuring and severance costs	31	(10)	21	10	(4)	6
(Gain) loss on operating assets, net(1)	(2)	—	(2)	(13)	4	(9)
Bargain purchase (gain)(2)	—	—	—	2	—	2
(Gain) loss on extinguishment of debt(3)	—	—	—	—	1	1
Other costs(4)	8	(4)	4	7	(4)	3
Adjusted Net income (loss)(5)	$35	$(22)	$13	$36	$(14)	$22

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(102)	$30	$(72)	$8	$—	$8
Asset impairments	5	(2)	3	1	—	1
Goodwill impairment	50	(19)	31	—	—	—
Restructuring and severance costs	47	(16)	31	11	(4)	7
(Gain) loss on operating assets, net(1)	(4)	—	(4)	(16)	4	(12)
Bargain purchase (gain)(2)	—	—	—	(3)	—	(3)
(Gain) loss on extinguishment of debt(3)	—	—	—	(4)	2	(2)
Other costs(4)	10	(4)	6	21	(9)	12
Adjusted Net income (loss)(5)	$6	$(11)	$(5)	$18	$(7)	$11
________________________

(1)
(Gain) loss on operating assets, net primarily reflects the recognition of a gain on sale of certain of our titles and of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(2)	Bargain purchase (gain) relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(3)	(Gain) loss on extinguishment of debt in connection with repurchases of our Senior Notes is included within Other (income) expense, net within the Statements of Operations.

(4)
Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(5)
Adjusted Net income (loss) is defined as Net income (loss) attributable to Time Inc. adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; Gain (loss) on operating and/or non-operating assets; Pension settlements/curtailments; Bargain purchase (gain); (Gain) loss on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs; as well as the impact of income taxes on the above items.

Schedule III
TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited; all per share amounts are net of tax)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Diluted net income (loss) per common share	$(0.44)	$0.18	$(0.72)	$0.08
Asset impairments	0.03	0.01	0.03	0.01
Goodwill impairment	0.31	—	0.31	—
Restructuring and severance costs	0.21	0.06	0.31	0.07
(Gain) loss on operating assets, net(1)	(0.02)	(0.09)	(0.04)	(0.12)
Bargain purchase (gain)(2)	—	0.02	—	(0.03)
(Gain) loss on extinguishment of debt(3)	—	0.01	—	(0.02)
Other costs(4)	0.04	0.03	0.06	0.12
Adjusted Diluted EPS(5)(6)	$0.13	$0.22	$(0.05)	$0.11
______________

(1)
(Gain) loss on operating assets, net primarily reflects the recognition of a gain on sale of certain of our titles and of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(2)	Bargain purchase (gain) relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(3)	(Gain) loss on extinguishment of debt in connection with repurchases of our Senior Notes is included within Other (income) expense, net within the Statements of Operations.

(4)
Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(5)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; Gain (loss) on operating and/or non-operating assets; Pension settlements/curtailments; Bargain purchase (gain); (Gain) loss on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs; as well as the impact of income taxes on the above items.

(6)
For periods in which we were in net loss and adjusted net loss positions, we used the diluted shares from Diluted net income (loss) per common share in the calculation of Adjusted Diluted EPS, without giving effect to the impact of participating securities. For periods in which we were in Net loss and Adjusted net income positions, we have used the expected diluted shares in the calculation of Adjusted diluted EPS as if we were in a Net income position.

Schedule IV
TIME INC.
RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash provided by (used in) operations	$36	$79	$51	$27
Less: Capital expenditures	(20)	(26)	(41)	(61)
Free cash flow(1)	$16	$53	$10	$(34)
______________

(1)
Free cash flow is defined as Cash provided by (used in) operations, less Capital expenditures. Capital expenditures for the three and six months ended June 30, 2017 reflect lower capital spending due to the completion of the construction of our corporate headquarters in early 2016.

Schedule V
TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA - 2017 & 2021 OUTLOOK
(Unaudited; in millions)

	Full Year 2017 Outlook Range			Full Year 2021 Outlook Range
Adjusted OIBDA(1)	$400	to	414	$500	to	600
Asset impairments, Goodwill impairment, Restructuring and severance costs, (Gains) losses on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs
	Unable to estimate beyond the $108 recognized from January 1, 2017 through June 30, 2017			Unable to estimate
OIBDA(2)	Unable to estimate			Unable to estimate
Amortization of intangible assets	~$75			Unable to estimate
Depreciation	~$60			Unable to estimate
Operating income (loss)	Unable to estimate			Unable to estimate
______________

(1)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; (Gain) loss on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions, and integration and transformation costs. Adjusted OIBDA does not include the impact of any potential divestitures.

(2)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.